Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-262597, 333-239289, 333-204128, 333-168356 and 333-160521 on Form S-8 and Registration Statement Nos. 333-269624 and 333-193865 on Form S-3 of our reports dated February 6, 2024, relating to the consolidated financial statements and financial statement schedule of Highwoods Properties, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
February 6, 2024